UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2014

PHARMERICA CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33380	87-0792558
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 Campus Place Louisville, Kentucky	40299
(Address of principal executive offices)	(Zip Code)

(502) 627-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2014, PharMerica Corporation (the "Company") amended and restated its Employment Agreement (the "Employment Agreement") with David W. Froesel, Jr. ("Froesel"), the Company's Executive Vice President, Chief Financial Officer and Treasurer, to change the vesting and exercise period of Froesel’s equity compensation awards in connection with the termination of his employment and to make other limited revisions.  All terms capitalized but not otherwise defined shall have the meanings set forth in the Employment Agreement.

The Employment Agreement sets forth the terms and conditions of Froesel's employment during the term of the Employment Agreement.  As amended, in the event Froesel's employment is terminated other than for Cause or for Good Reason before August 1, 2016, any outstanding stock option, restricted stock or other equity incentive awards will fully vest.  If such termination of Froesel's employment occurs on or after August 1, 2016, (i) any outstanding stock option, restricted stock or other equity incentive awards, other than performance-based equity awards, will continue to vest and become exercisable in accordance with the applicable existing vesting schedule as if his employment continued through each vesting date and (ii) performance-based equity awards will fully vest.  In addition, if the Employment Agreement expires due to the Company's or Froesel's delivery of written notice of non-renewal or if Froesel resigns on or after August 1, 2016 without Good Reason, (a) any outstanding stock option and restricted stock award will continue to vest and become exercisable in accordance with the applicable existing vesting schedule, (b) any outstanding performance-based equity award will be deemed vested and non-forfeitable as of the end of the applicable performance period to the extent performance goals are achieved, and (c) any other equity-based award will become fully vested.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement which will be filed as an exhibit to the Company’s Form 10-Q for the quarterly period ending June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 3, 2014

PHARMERICA CORPORATION

By:	/s/ Thomas Caneris
Thomas Caneris
Senior Vice President, General Counsel,
Compliance Officer and Secretary